Exhibit 99.1

1

Good evening.

To say the events occurring in the financial sector over the last 12 months since we last met were challenging and eventful would be an understatement. The economy and the face of the financial industry over the course of the last several months have had a dramatic impact on our bank and its operations as well as the industry as a whole. Unfortunately, the first 4-5 months of 2008 have not been more favorable and point to signs of a continuation of the pressures on our core business and related earnings.

However, before I elaborate further on what the future holds for the company, let me spend a moment reflecting on the highlights and meaningful events of the past year. Most significant among these was the opening of our 4th full-service facility located near the corner of Gary & Geneva Avenues in Wheaton. Our North Wheaton facility, as we call it, was opened in November of 2007 and quickly grew to $2.9 million in deposits by year-end. The North Wheaton facility, managed by Ken Franklin, SVP and facility president and Jonathan Fischer, AVP and facility manager, represents another step in the realization of the company’s initial strategic plan to develop a comprehensive footprint within the Wheaton/Glen Ellyn market. Our hope in the placement of this facility was that we would further cement our market share within our geographic market and also provide us with exposure to Carol Stream and parts of Winfield. To date, these hopes have come to be realized, as I will comment later.

A major focus of Community Bank’s strategic plan has been to maintain our market share within the communities we serve. We comment on it annually at this meeting, but I think that it is important to, once again, focus on the number and ferocity of competing financial institutions within our market place. As you may recall we had 18 competing banks with 26 offices back in 1994 and as of last year we now have 36 competing banks with 56 offices. These numbers do not include the various credit unions and other financial offices scattered throughout our market area. Nevertheless, it goes without saying that competing institutions are going to remain as an obstacle in achieving our goals.

We ended 2006 as the second largest banking institution in terms of market share and in 2007 we fell to third, primarily due to the acquisition of Hinsbrook Bank by Wheaton Bank & Trust. However, the margin between 2nd and 3rd in market share of $5,700 was quickly made up with $17.8 million in deposit growth during the last half of 2007. We feel that maintaining market share in this extremely competitive environment is vital to our success and keeps us relevant in the competitive market place.

While maintaining market share is important to our future, it doesn’t come without cost. We have always maintained a position near the top of the market in deposit pricing. As our margins have begun to be squeezed, we have found it more and more difficult to sustain this practice while staying focused on providing the level of return to shareholders we deem appropriate. This, combined with the unprecedented interest rate cuts that began in September of 2007, has put appreciable pressure on the bank’s earnings.

The bank’s primary source of revenue comes from net interest income, the difference between what we earn on loans versus what we pay on deposits. In an environment where interest rates decline rapidly, as has been the case over the last several months, it is extremely difficult to maintain historical revenues. Approximately 50% of our earning assets are floating rate loans based on prime which adjust immediately to interest rate changes and 100% of our deposits have fixed rates with a large portion in certificates of deposit. These certificates of deposit have an average maturity of 9 months and can not be adjusted in the short term. As the interest rate environment moderates, our main objective in 2008 is to regain balance in this equation.

Adding to the rapidly changing interest rate environment, during 2007 we saw the end of the expansion in the real estate market and real estate values in general. The rapid increase in real estate prices experienced over the past several years has come to an end, and real estate lending, both commercial and consumer, has come under greater regulatory scrutiny as speculative developments have suffered and real estate values have begun to decline. Community Bank has always maintained a conservative posture towards lending. Problem loans and potential losses are inevitable, particularly when your main source of business is lending money – by nature this entails a level of risk. Despite this, non-accrual loans stood at $62,000 as of year-end and past due loans amounted to

$635,000. This compares favorably to our bank peers and is well below industry averages.

Despite the challenges presented in 2007, there are several positive highlights that deserve attention. Year-end assets measured $298 million as of December 31, a record level for Community Bank. This encapsulated a year of solid growth in loans, deposits and, as a result, total assets. In keeping with our goal of maintaining market share, loans provided us with the driving force behind our growth increasing $27.9 million or 14%. Most significantly, Home Equity Lines of Credit, or HELOCs as they are called, grew by $13.4 million, primarily as a result of concentrated marketing efforts. Our hope is that these HELOC loans will provide us with a source of primary banking relationships into the future by capitalizing on effective cross-selling and direct marketing efforts.

As has been the case throughout the bank’s history, we continue to emphasize relationships and continue to seek to earn the major share of each of our client’s business. A primary vehicle for rewarding those clients that currently maintain their relationship with us is our recently introduced Advantage checking product. By meeting minimum thresholds for deposits or loans any client can qualify to become an Advantage member. This account features unlimited nationwide ATM withdrawals, free of any fees, bonus rates on certificates of deposits and rewards points for debit card usage among other benefits. The rewards program offers various products as well as travel reimbursement in exchange for earned points. There is a great demo on the rewards program on our website. The Advantage checking product will assist us in strengthening our relationship with current clients and will help us in attracting additional low-cost deposits from new clients as well. We will soon be adding a Student Advantage account which will be available to the sons and daughters of advantage members. This will offer free nationwide ATM withdrawals as well.

Another highlight of 2007 has been the development of our mortgage department. Under the leadership of Flo Diederich, the department has expanded to three full time mortgage consultants and has generated revenue of $384,000 through year-end 2007. This represents an increase of $214,000, or 125.9% over the previous year. So far in 2008, 1st quarter revenues have already totaled $171,000 each month, establishing record revenues for mortgage origination. The most impressive facet of this achievement is that it has come during a historically trying period in the real estate market. Flo is in the process of adding additional staff which will help in maintaining our record of increasing revenue in 2008.

Lastly, we successfully completed the Stock Tender Offer in November of 2007, repurchasing 125,698 shares at $26.00 per share. We initiated the offer for several reasons and believe that we were successful in achieving our goal. Foremost was the fact that we firmly believed that our stock was undervalued at $23.00, the market price prior to the offer, and we sought to boost this price through our actions. We also realized that due to the thin trading activity of Community Financial Shares stock, there is not a ready market for those stockholders who may wish to liquidate some of their holdings. The tender offer provided those individuals with the ability to sell. While today’s stock price of $23.00 is down from its recent high, it has fared extremely well when compared with other bank stocks – many of which have lost a significant percentage of their value.

The banking industry as a whole took a beating last year and continues to show signs of weakness in 2008. A large portion of these problems were of the industry’s own making primarily the sub-prime lending crises. While we were not involved in sub-prime lending, the indirect implications have significantly impacted our earnings. The most dramatic impact came from the rapid decline in interest rates set in motion to bail out the affected banks discussed earlier. In addition, the slowing of the commercial real estate market has created pressure and a bit of uncertainty. As we have a rather large commercial real estate loan portfolio we felt it prudent to add significantly to our reserves for loan losses during the 4th quarter of 2007.

As for 2008, we see a continuation of the same issues experienced during 2007, at least in the near term. Commercial Real Estate concerns are expected to remain as long as the general market conditions remain unchanged. Although we are not anticipating any specific losses, prudence dictates that we again add substantially to our loan loss reserves this year. However, we would like to emphasize that the credit quality of our portfolio in general remains strong. Our past due loans remain at acceptable levels and are far below the level of many of our peers.

As we continue through 2008, we anticipate that net income will be considerably less than past years. The market conditions and the costs associated with the new North Wheaton facility will continue to hamper earnings. However, we are optimistic that actions being taken today will provide a boost to earnings as the year progresses. Among these efforts are an aggressive approach to reducing interest expense, a company wide review of operating expenses and the increased revenue generated by our mortgage department. In addition the North Wheaton facility has continued to grow nicely to the point where total deposits now exceed $11 million hastening the approach to break-even. All in all we anticipate that 2008 will be challenging though we are optimistic that 2009 earnings will be respectable as we recover from today’s challenges.

Before we open up the floor for questions I would like to discuss two important areas of that tie together the bank’s history and its future. Those two facets are Community Support and Customer Service. These form the basis upon which the bank was founded and remain a major influence in the bank’s strategic plan. As a community bank we are committed to giving back to the community and to supporting local organizations. Not only do many of our officers and directors serve on the boards of several local organizations but the bank also has a solid history of providing financial assistance as well. Over the past year, the bank has provided support to the Marianjoy Hospital Foundation, Family Shelter Services, Peoples Resource Center, Metropolitan Family Services, the Glen Ellyn Community Resource Center and the Midwest Center for Homeless Veterans among many others. It is our plan to continue this support.

In regards to service, we have begun an important initiative designed to further improve how we serve our client base. While we belive that we currently do a good job in this area there is always room for improvement. This client service initiative includes engaging the entire staff in discussions designed to dissect and re-examine procedures and policies to ensure that they are customer-friendly. I have initiated a series of quarterly staff meetings to encourage discussion and to help eliminate unnecessary procedures. The results to date have been promising and will result in significant service improvements.

In summary, while it is clear that there are many challenges in front of us we remain optimistic about our long term future. Our North Wheaton facility has gained us entry into the Winfield and Carol Stream markets which in effect has expanded our geographic footprint beyond our traditional market. These opportunities should help support our continued growth in the coming years. Our reputation within our communities remains strong and is unsurpassed by our competition. With the assistance of the board of directors and our management team we are confident that the future prospects for Community Bank remain strong as well.

Thank you for coming this evening. We appreciate your business and would welcome any suggestions, referrals or opportunities.